                                                                   Exhibit 99.A2


                             UBS PATHFINDERS TRUST,
                       TREASURY AND GROWTH STOCK SERIES 28


                          TRUST INDENTURE AND AGREEMENT


                         Dated as of September 25, 2003


                                  Incorporating


                     Standard Terms and Conditions of Trust
                            Dated as of July 1, 1997,


                                     Between


                           UBS FINANCIAL SERVICES INC.
                                  as Depositor


                                       and


                         INVESTORS BANK & TRUST COMPANY



                                   as Trustee

     THIS TRUST INDENTURE AND AGREEMENT dated as of September 25, 2003 between UBS Financial Services Inc., as Sponsor and Investors Bank & Trust Company, as Trustee, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled "Standard Terms and Conditions of Trust" dated as of July 1, 1997 between the parties hereto (hereinafter called the "Standard Terms and Conditions of Trust" or the "Standard Terms"), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.


                        W I T N E S S E T H   T H A T :

     Whereas, the parties hereto have heretofore or concurrently herewith entered into the Standard Terms and Conditions of Trust in order to facilitate creation of series of securities issued under a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 and the laws of the State of New York, each of which series will be composed of redeemable securities representing undivided interests in a trust fund composed of publicly traded common or preferred stocks issued by domestic or foreign companies, stripped United States Treasury obligations, or evidence thereof, and in certain cases, United States Treasury obligations and Restricted Securities as defined in the Standard Terms and Conditions of Trust; and

     WHEREAS, the parties hereto desire to reflect the corporate name change effective June 9, 2003 whereby the name "UBS PaineWebber Inc." was changed to "UBS Financial Services Inc.";

     WHEREAS, the parties now desire to create the Twenty-Eighth of the aforesaid series;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

     Section 1. Incorporation of Standard Terms and Conditions of Trust. Except as set forth herein, all of the provisions of the Standard Terms and Conditions of Trust are incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully to all intents and purposes as though said provisions had been set forth in full in this instrument. Unless otherwise stated, section references shall refer to sections in the Standard Terms and Conditions of Trust.

     Section 2. Corporate Name Change. All references to the name "PaineWebber Inc." in the Standard Terms shall be deleted and shall be replaced with the name "UBS Financial Services Inc.".

     Section 3. Co-Trustee Change. All references to the name "The First National Bank of Chicago" as a "Co-Trustee" in the Standard Terms shall be deleted.

     Section 4. Specific Terms of this Series. The following terms are hereby agreed to for this series of the UBS Pathfinders Trust, which series shall be known and designated as "UBS Pathfinders Trust, Treasury and Growth Stock Series 28".

     A. The Securities deposited pursuant to Section 2.02 are set forth in Schedule A hereto.

     B. (1) The aggregate number of Units outstanding on the Initial Date of Deposit for this Series is 1,000,000.

     (2) The initial fractional undivided interest represented by each Unit of this series shall initially be 1/1,000,000th of the Trust Fund. A receipt representing the total number of Units outstanding on the Initial Date of Deposit is being delivered by the Trustee to the Sponsor pursuant to Section
2.03 as amended by paragraph V. hereof.

     C. The term "Record Date" shall mean December 10, 2003, and quarterly thereafter, except that with respect to a distribution required by Section 2.02
(b), the Record Date shall be the last Business Day of the month during which the contract to purchase the Security fails and except that with respect to cash representing long-term capital gains held in the Capital Account the Record Date shall be each December 31.

     Record Date shall also include such date or dates determined by the Sponsor and the Trustee as necessary or desirable and in the best interest of the Unitholders for federal or state tax purposes or for other purposes (hereinafter a "Special Record Date") which date may replace a regularly scheduled Record Date if such regularly scheduled Record Date is within 30 days of a Special Record Date.

     D. The term "Distribution Date" shall mean the 15th day following the Record Date, commencing December 25, 2003.

     In the event a Special Record Date is declared, the Distribution Date shall also include such Date as is determined by the Sponsor and the Trustee to be the Distribution Date in respect of such Special Record Date.

     E. The Discretionary Liquidation Amount shall be twenty per centum (20%) of the aggregate value of (i) the Securities originally deposited pursuant to
Section 2.02 and (ii) any additional Securities deposited pursuant to Section 2.02(c).


     F. The Mandatory Termination Date shall be May 30, 2017.

     G. The Trustee's annual compensation as referred to in Section 8.05 shall be $.00170 per Unit computed monthly based on the largest number of Units outstanding at any time during the preceding month.


     H. The Sponsor's annual compensation pursuant to Section 7.02 shall be computed as $.00035 per Unit, based on the largest number of Units outstanding at any time during the calendar year.

     I. The balance in the Capital Account below which no distribution need be made, as referred to in Section 3.04, is $.005 per Unit outstanding.


     J. The calendar year to be specified pursuant to Section 3.05 shall be calendar year 2003, so that the Trustee's first annual report will be furnished to Unitholders within a reasonable period of time following calendar year 2003.


     K. The Trust hereby elects to qualify as a "grantor trust" under the Internal Revenue Code of 1986, as amended. The taxable year for this Trust shall end on December 31.

     L. The Sponsor's Initial Costs are estimated to be $.002 per Unit.

     M. The text of the introduction shall be amended by deleting the word "and" prior to clause (x) and inserting the following text following the term "(x)":

     " the Sponsor's estimated Initial Costs amount, and (xi)"

     N. The definition of "Initial Costs" as set forth below shall be added to the definitions contained in Article I:

     "Initial Costs
              Shall have the meaning specified in Section 10.02(a)".

     O. 1. Section 1.01 is hereby amended as follows:

     The definition of "Distribution Date" contained in Section 1.01 is hereby amended by deleting the definition in its entirety and substituting the following text in its place:

     "Distribution Date: The date(s) specified as such in the Trust Indenture which may, if so specified therein, be different for Income Account Distributions ("Income Account Distribution Dates") and Capital Account Distribution Dates ("Capital Account Distribution Dates"). If any distribution date does not fall on a Business Day, such distribution date shall be the next Business Day immediately following such specified distribution date."

     The definition of "Record Date" contained in Section 1.01 is hereby amended by deleting the definition in its entirety and substituting the following text in its place:

     "Record Date: The record date for a Capital Account Distribution and/or an Income Account Distribution, as the case may be, specified as such in the Trust Indenture. Such record dates may be specified as Capital Account Record Dates or Income Account Record Dates as the case may be. If any record date does not fall on a Business Day, such record date shall be the Business Day immediately preceding such specified record date."

     P. Section 5.01 shall be amended by deleting the text of the clause (3) in its entirety under the term "Deduct" and inserting the following text in its place:

     "cash allocated as of a date prior to the evaluation then being made for distribution and in accordance with the provisions of Section 10.02, the amounts allocated to the Sponsor for reimbursement of Initial Costs; and"


     Q. Section 5.02 shall be amended by deleting the following text contained in the fifth (5th) sentence of the first paragraph:

          "If such available balance shall be insufficient, the Trustee shall sell such Securities from among those designated on the current list for such purposes as provided below and in the manner, in its discretion, as it shall deem advisable or necessary and as shall not result", and in inserting the following text in its place:

          "If such available balance shall be insufficient, the Trustee shall sell Securities in conformity with the procedures described in the paragraph immediately below which sale shall not result".

     R. Section 5.02 shall be amended by adding, after the words "the Sponsor and its affiliates" in the penultimate sentence of the first paragraph, the words "and the Trustee and its affiliates."

     S. Section 5.02 shall be amended by deleting the text of the second paragraph and inserting the following text in its place:

          "The Sponsor may instruct the Trustee to sell the equity Securities and the Securities backed by the United States Government in any manner necessary to fund the Capital Account for redemption of Units tendered to the Trustee for redemption, and to the extent necessary, for payment of expenses under this Agreement including but not limited to, the expenses of the Trust as provided in Section 8.05 and the Initial Costs as provided in
     Section 10.02. In the event that such instructions are given by the Sponsor, the Trustee shall sell (1) the Securities backed by the United States Government so as to maintain in the Trust such Securities in an amount which, upon maturity, will equal at least $1.00 per Unit outstanding after giving effect to such redemption, and (2) other Securities shall be sold pro rata as necessary. In the event the Trustee is unable to meet any minimum denomination requirements for sale of Securities backed by the United States Government, Securities not backed by the United States Government only may be sold. The net proceeds of any sales of Securities representing accrued interest shall be credited to the Income Account and the proceeds of such sales representing principal or gain shall, to the extent necessary for payment of expenses hereunder, including, but not limited to, the expenses of the Trust as provided in Section 8.05 and the Initial Costs as provided in Section 10.02, first be credited to the Capital Account and then disbursed therefrom in payment of such expenses, and any balance shall remain credited to the Capital Account."

     T. Section 7.02 shall be amended by deleting the first sentence of the first paragraph and inserting the following text in its place:

          "The Sponsor shall conduct regular quarterly reviews to determine whether or not to recommend the disposition of Securities pursuant to the procedures under this Agreement."

     U. Section 8.01 is hereby amended by adding a new Section 8.01(j), which shall read as follows:


     (j) The Trustee in its individual or any other capacity may become an owner or pledgee of, or be an underwriter or dealer in respect of, securities of the same issue as, or other securities issued by the issuer (or an affiliate of such issuer) of, any Securities at any time held as part of the Trust Fund and may deal in any manner with the same or with the issuer (or an affiliate of the issuer) with the rights and powers as if it were not the Trustee hereunder.


     V. Section 8.01 is hereby amended by adding a new Section 8.01(k), which shall read as follows:


     (k) The Trust may include (1) a letter or letters of credit for the purchase of Securities or Contract Securities issued by the Trustee in its individual capacity for the account of the Sponsor and/or (2) Securities issued by the Trustee or any of its affiliates in its individual capacity. The Trustee or any affiliates of the Trustee may otherwise deal with the Sponsor and the Trust with the same rights and powers as if the Trustee were not the Trustee hereunder, including, without limitation, providing brokerage and execution services to the Trust in connection with the purchase of Securities to be held by the Trust or the sale of Securities held by the Trust, provided, with respect to any such brokerage or execution services, that the commission, fee or other remuneration for effecting such transactions does not exceed the usual and customary broker's commission.


     W. Section 8.01 of the Standard Terms is hereby amended by adding a new
Section 8.01(1), which shall read as follows:


     (l) In any instance where the Trustee or an affiliate of the Trustee is providing brokerage or execution services to the Trust pursuant to
          Section 8.01(k) in connection with the purchase of Securities to be held by the Trust or the sale of Securities held by the Trust, the Trustee shall be under no liability to the Trust or the Unitholders for any action taken or for refraining from the taking of any action in good faith pursuant to the Indenture, or for errors in judgement or for depreciation or loss incurred by reason of the purchase or sale of any Securities, provided, however, that this provision shall not protect the Trustee or its affiliate against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. The Trustee may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Sponsor, the Sponsor's counsel or any other person for any matters arising hereunder

          (including the determination as to whether any Security is a Restricted Security). The Trustee or its affiliate shall in no event be deemed to have assumed or incurred any liability, duty or obligation to any Unitholder or the Sponsor other than as expressly provided for herein.


     X. Section 9.01 of the Standard Terms is hereby amended by deleting the text of the second subparagraph in its entirety and substituting the following text in its place:


     "Unless advised to the contrary by the Sponsor, the Trustee shall sell the equity Securities held in the Trust within 30 days of the Mandatory Termination Date, pursuant to instructions from the Sponsor. The Sponsor, in its sole discretion, may direct the Trustee (i) to sell some or all of the equity Securities on one date or on a more gradual basis, (ii) to utilize program or block trades, (iii) to sell the equity Securities having the greatest amount of capital appreciation first and in a manner to effectuate orderly sales and minimal market impact, or (iv) in any other manner permitted herein. In the event that the Sponsor does not so direct, equity Securities shall be sold on a pro rata basis."



     Y. The text of Section 10.02 shall be deleted in its entirety and the following text shall be inserted in its place:


          "Initial Organizational and Offering Costs. (a) Subject to reimbursement as hereinafter provided, the initial costs incurred in connection with the organization and establishment of the Trust and the sale of Units (the "Initial Costs") shall be paid by the Sponsor, provided, however, that the liability on the part of the Sponsor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the Initial Date of Deposit. The Trustee shall pay to the Sponsor the Sponsor's reimbursable Initial Costs in the manner set forth in subsections 10.02(d) and 10.02(e) below; such reimbursement of Initial Costs shall be for the account of the Unitholders of record at the conclusion of the initial offering period and shall not be reflected in the computation of Unit Value prior thereto.

     (b) The Initial Costs paid by the Sponsor which are reimbursable to the Sponsor in accordance with this Section include, but are not limited to (1) the costs of the initial preparation, typesetting and execution of the registration statement, prospectuses (including preliminary prospectuses), the Indenture and other legal documents relating to the establishment of the Trust, and the costs of submitting such documents in electronic format to the Commission, (2) Commission and state Blue Sky registration fees for the initial registration of the Trust Units, (3) the cost of the initial audit of the Trust, (4) the legal costs incurred by the Sponsor and the Trustee related to any and all of the foregoing, and (5) other out-of-pocket expenses related to any and all of the foregoing, provided, however, that if so stated in the Prospectus for a Trust Fund, such Initial Costs shall not exceed the amount, if any, of the estimated costs per Unit set forth in the Prospectus.

     (c) Costs and expenses incurred in the marketing and selling of the Trust Units, shall be paid for by the Sponsor but shall not be reimbursable to the Sponsor. Such costs and expenses include but are not limited to (1) those incurred with the printing of prospectuses (including preliminary prospectuses),
(2) those incurred in the preparation and printing of brochures and other advertising or marketing materials, including any legal costs incurred in the review thereof, and (3) any other selling or promotional costs or expenses.

     (d) Promptly after the conclusion of the initial public offering period, upon written certification to the Trustee, the Sponsor shall receive reimbursement for any of the Initial Costs set forth in subsection (b), in the manner set forth in subsection 10.02(e) below.

     (e) Upon receipt of written certification from the Sponsor as set forth in subsection 10.02(d) the Trustee shall pay to the Sponsor from the assets of the Trust Fund, such Initial Costs. If so directed by the Sponsor, and upon receipt of directions to sell those Securities selected by the Sponsor, the Trustee shall sell those Securities having a value, as determined under Section 4.01 as of the date of such sale, sufficient for reimbursement of Initial Costs and shall distribute the proceeds of the sale to or upon the order of the Sponsor, but only to the extent of the Initial Costs as set forth in the Sponsor's certification delivered in accordance with paragraph (d) above."


     Z. To the extent that any provision of the Standard Terms conflicts or is inconsistent with Section 10.02 and the provisions relating thereto, the Standard Terms shall be amended to be in substantial conformity with such Section and provisions.

     AA. The definition of "Evaluation Time" as set forth in Article I shall be amended to read as follows:


     "Evaluation Time - The closing time of the regular trading session on the New York Stock Exchange, Inc. (ordinarily 4:00 pm New York time) or any other time as may be stated in current prospectus for this Trust, as may be amended from time to time."


     BB. For purposes of this Trust, the In-Kind Distribution Amount shall be $500,000, and the Sponsor shall direct whether an In-Kind Distribution shall be made.

     CC. Units of this Trust shall not be held in certificated form. Section
2.03 is deleted in its entirety and the following text shall be inserted in its place:


         "Section 2.03. Issuance of Units; Issuance of Certificates. (a) The Trustee acknowledges that the Securities and Contract Securities listed in Schedule A to the Trust Indenture have been deposited with the Trustee by the Sponsor on the date of the Trust Indenture and on the same date the Trustee has recorded on its books the ownership by the Sponsor of the aggregate number of Units specified in the Trust Indenture."

     (b) The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Sponsor at any time when the Sponsor is the only beneficial holder of Units, which revised number of Units shall be recorded by the Trustee on its books. The Trustee shall be entitled to rely on the Sponsor's direction as certification that no person other than the Sponsor has a beneficial interest in the Units and the Trustee shall have no liability to any person for action taken pursuant to such direction.

     (c) The Trustee hereby agrees that on the date of any creation of Additional Units, it shall acknowledge that the additional Securities, and/or cash in respect thereof, have been deposited with it by recording on its books the ownership by the Sponsor of the number of Additional Units issued in respect of such additional Securities and/or cash.

     (d) Units shall be held in uncertificated form unless the Trust Indenture provides otherwise and the Prospectus so indicates.


     DD. The third paragraph of Section 10.01 is deleted in its entirety and the following text shall be inserted in its place:


      "The Trustee shall furnish written notification of the substance of any material amendment promptly after the execution thereof to each Unitholder then of record. Notice of other amendments shall be included in the annual report described in Section 3.05."



     EE. The Trustee's address for notices under Section 10.06 is:


       Hancock Tower
       200 Clarendon Street
       Boston, MA 02116


     FF. The Sponsor's address for notices under Section 10.06 is:

       UBS Financial Services Inc.
       1285 Avenue of the Americas
       New York, NY 10019
       Attn: Christine Tripi

     IN WITNESS WHEREOF, UBS Financial Services Inc. has caused this Trust Indenture and Agreement to be executed by one of its First Vice Presidents and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, and Investors Bank & Trust Company has caused this Trust Indenture to be executed by one of its Authorized Signatories and its corporate seals to be hereto affixed and attested by one of its Authorized Signatories, all as of the date first above written.



                           UBS FINANCIAL SERVICES INC.

                            as Depositor and Sponsor
SEAL
                                             By ______________________
                                                First Vice President
Attest:



                                              Secretary

STATE OF NEW YORK)
                                      :ss.:
COUNTY OF NEW YORK)


     On this 25th day of September, 2003 before me personally appeared Christine Tripi, to me known, who being by me duly sworn, said that she is a First Vice President of UBS Financial Services Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.


                                                   By ______________________
                                                       Notary Public

                                          INVESTORS BANK & TRUST COMPANY

SEAL


Attest:


                                          By  ___________________
                                                 Title:

                         SCHEDULE A TO TRUST INDENTURE

                            THE UBS PATHFINDERS TRUST
                       TREASURY AND GROWTH STOCK SERIES 28

                             SCHEDULE OF INVESTMENTS


                AS OF INITIAL DATE OF DEPOSIT, SEPTEMBER 25, 2003



                                                                                        COST OF
                                                                                      SECURITIES
        NAME OF SECURITY            COUPON     MATURITY VALUE     MATURITY DATE       TO TRUST(2)
        ----------------            ------     --------------     -------------       -----------
U.S. Treasury Interest
 Payments (3) (52.79%) .........   0%            $1,000,000      May 15, 2017        $ 502,872.00



COMMON STOCKS (47.21%) (1)



                                                                                   COST OF
                  PRIMARY INDUSTRY SOURCE AND                     NUMBER OF       SECURITIES
                        NAME OF ISSUER                              SHARES       TO TRUST(2)
                        --------------                              ------       -----------
Aerospace/Defense (2.33%)
   Lockheed Martin Corporation ...............................       250        $  11,275.00
   United Technologies Corporation ...........................       140           10,953.60
Beverages (2.36%)
   Anheuser-Busch Companies, Inc. ............................       220           11,158.40
   PepsiCo, Inc. .............................................       250           11,322.50
Biotechnology (1.17%)
   Amgen Inc.* ...............................................       170           11,179.20
Cable TV (1.16%)
   Comcast Corporation* ......................................       360           11,026.80
Chemicals (2.31%)
   The Dow Chemical Company ..................................       340           11,118.00
   E.I. du Pont de Nemours and Company .......................       270           10,875.60
Computers--Hardware/Software (4.80%)
   Dell Inc.* ................................................       340           11,526.00
   Hewlett-Packard Company ...................................       560           11,177.60
   International Business Machines Corporation (IBM) .........       130           11,622.00
   Microsoft Corporation .....................................       400           11,380.00
Cosmetics & Toiletries (1.16%)
   The Procter & Gamble Company ..............................       120           11,084.40
Diversified Manufacturing Operations (3.71%)
   3M Co. ....................................................        90           12,703.10
   General Electric Company ..................................       370           11,399.70
   Honeywell International Inc. ..............................       420           11,209.80
E-Commerce/Services (1.21%)
   eBay Inc.* ................................................       210           11,499.60
Electric (1.18%)
   The Southern Company ......................................       390           11,196.90
Electronics/Semi-Conductor (1.17%)
   Intel Corporation .........................................       400           11,104.00
Financial Institutions/Banks (8.20%)
   Bank of America Corporation ...............................       140           10,976.00
   Citigroup Inc. ............................................       240           11,167.20
   Fifth Third Bancorp .......................................       200           11,314.00
   J.P. Morgan Chase & Co. ...................................       310           10,809.70
   Merrill Lynch & Co., Inc. .................................       210           11,482.80
   Washington Mutual, Inc. ...................................       290           11,246.20
   Wells Fargo & Company .....................................       220           11,162.80

                            THE UBS PATHFINDERS TRUST
                       TREASURY AND GROWTH STOCK SERIES 28

                       SCHEDULE OF INVESTMENTS (CONTINUED)

                AS OF INITIAL DATE OF DEPOSIT, SEPTEMBER 25, 2003

                                                                    COST OF
          PRIMARY INDUSTRY SOURCE AND              NUMBER OF       SECURITIES
                 NAME OF ISSUER                      SHARES       TO TRUST(2)
-----------------------------------------------   -----------   ---------------
Insurance--Brokers (1.17%)
   Marsh & McLennan Companies, Inc. ...........   230            $  11,115.90
Insurance--Healthcare (1.18%)
   UnitedHealth Group Incorporated ............   230               11,281.50
Insurance--Multi-Line (1.16%)
   American International Group, Inc. .........   190               11,020.00
Medical Products (1.19%)
   Johnson & Johnson ..........................   230               11,373.50
Multimedia (1.18%)
   Viacom Inc.--Class B* ......................   290               11,260.70
Networking Products (1.17%)
   Cisco Systems, Inc.* .......................   550               11,159.50
Oil/Gas (3.50%)
   Apache Corporation .........................   160               11,054.40
   Exxon Mobil Corporation ....................   300               11,070.00
   Schlumberger Limited .......................   220               11,204.60
Pharmaceutical (2.36%)
   Pfizer Inc. ................................   360               11,124.00
   Wyeth ......................................   240               11,340.00
Retail--Building Products (1.19%)
   The Home Depot, Inc. .......................   350               11,340.00
Retail--Discount (1.19%)
   Wal-Mart Stores, Inc. ......................   200               11,324.00
Telecommunications (1.16%)
   Verizon Communications Inc. ................   340               11,084.00
                                                                 ------------
Total Common Stocks ...........................                  $ 449,723.00
                                                                 ------------
Total Investments .............................                  $ 952,595.00
                                                                 ------------


----------
(1)  All Securities are represented entirely by contracts to purchase
     Securities.


(2) Valuation of Securities by the Trustee was made as described in "Valuation" as of the close of business on the Business Day prior to the Initial Date of Deposit. The bid side evaluation of the Treasury Obligations on the Business Day prior to the Initial Date of Deposit was $500,713.


(3) This security does not pay interest. On the maturity date thereof, the entire maturity value becomes due and payable. Generally, a fixed yield is earned on such security which takes into account the semi-annual compounding of accrued interest. (See "The Trust" and "Federal Income Taxes" herein.)


(4)  There was no gain or loss to the Sponsor on the Initial Date of Deposit.

*     Non-income producing.


   PLEASE NOTE THAT IF THIS PROSPECTUS IS USED AS A PRELIMINARY PROSPECTUS FOR
       A FUTURE TRUST IN THIS SERIES, THE PORTFOLIO WILL CONTAIN DIFFERENT
                     SECURITIES FROM THOSE DESCRIBED ABOVE.